Exhibit 10.5

EXECUTION VERSION

RECEIVABLES PURCHASE AGREEMENT

dated as of October 21, 2013

among

TRANSDIGM RECEIVABLES LLC,

as Seller,

TRANSDIGM INC.,

as Servicer,

PNC BANK, NATIONAL ASSOCIATION,

as a Purchaser and a Purchaser Agent

THE VARIOUS OTHER PURCHASERS AND PURCHASER AGENTS FROM TIME TO

TIME PARTY HERETO,

and

PNC BANK, NATIONAL ASSOCIATION,

as Administrator

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

Page
EXHIBIT I	Definitions

EXHIBIT II	Conditions of Purchases

EXHIBIT III	Representations and Warranties

EXHIBIT IV	Covenants

EXHIBIT V	Termination Events

SCHEDULE I	[Intentionally Omitted]

SCHEDULE II	Lock-Box Banks and Lock-Box Accounts

SCHEDULE III	[Intentionally Omitted]

SCHEDULE IV	Addresses for Notice

SCHEDULE V	Location of Records

ANNEX A	Form of Information Package

ANNEX B	Form of Purchase Notice

ANNEX C	Form of Assumption Agreement

ANNEX D	Form of Transfer Supplement

ANNEX E	Form of Paydown Notice

ANNEX F	Form of Compliance Certificate

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This RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of October 21, 2013, among TRANSDIGM RECEIVABLES LLC, a Delaware limited liability company, as seller (the “Seller”), TRANSDIGM INC., a Delaware corporation (together with its successors and permitted assigns, “TransDigm”), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), PNC BANK, NATIONAL ASSOCIATION, as a Committed Purchaser and as Purchaser Agent for its Purchaser Group, the various other Purchasers and Purchaser Agents (in each case, as defined herein) from time to time party hereto, and PNC BANK, NATIONAL ASSOCIATION, as Administrator (in such capacity, together with its successors and assigns in such capacity, the “Administrator”).

PRELIMINARY STATEMENTS. Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I. References in the Exhibits, Schedules and Annexes hereto to the “Agreement” refer to this Agreement, as amended, supplemented or otherwise modified from time to time.

The Seller desires to sell, transfer and assign an ownership interest in a pool of receivables, and the Purchasers desire to acquire such ownership interest, as such percentage interest shall be adjusted from time to time based upon, in part, reinvestment payments that are made by such Purchasers.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1 Purchase Facility.

(a) On the terms and subject to the conditions hereof, the Seller may, from time to time before the Facility Termination Date, request that (x) the Conduit Purchasers ratably (based on the aggregate Commitments of the Committed Purchasers in their respective Purchaser Groups) make purchases of and reinvestments in, or (y) only if there is not a Conduit Purchaser in the applicable Purchaser Group or if a Conduit Purchaser (i) denies a request to purchase, (ii) is a Declining Conduit Purchaser or (iii) is otherwise unable or unwilling to fund such purchase or reinvestment (and provides written notice of such to the Seller, the Servicer, the Administrator and its Purchaser Agent), the Committed Purchasers ratably (based on their respective Commitments) make purchases of and reinvestments in the Purchased Interest from the Seller (each such purchase or reinvestment is referred to herein as a “Purchase”). Subject to Section 1.4(b) concerning reinvestments, at no time will a Conduit Purchaser have any obligation to make a Purchase; provided, however, that the foregoing shall not be construed to limit any Committed Purchaser’s obligation hereunder to make any Purchase. Each Committed Purchaser severally hereby agrees, on the terms and subject to the conditions hereof, to make purchases of and reinvestments in the Purchased Interest from the Seller from time to time from the Closing Date to (but excluding) the Facility Termination Date, based on the applicable Purchaser Group’s Group Commitment Percentage of each Purchase requested pursuant to Section 1.2(a) (and, in the case of each Committed Purchaser in a Purchaser Group, its Commitment Percentage of such Purchaser Group’s Group Commitment Percentage of such Purchase). Notwithstanding anything set forth in this Section 1.1(a) or otherwise herein to the contrary, under no circumstances shall any Purchaser make any purchase or reinvestment if, after giving effect to such Purchase:

(i) any event has occurred and is continuing, or would result from such Purchase, that constitutes a Termination Event or an Unmatured Termination Event;

(ii) the aggregate outstanding Capital of such Purchaser, when added to all other Capital of all other Purchasers in such Purchaser’s Purchaser Group, would exceed its Purchaser Group’s Group Commitment;

(iii) the Aggregate Capital would exceed the Purchase Limit; or

(iv) the Purchased Interest would exceed 100%.

(b) The Seller may, upon at least 30 days’ written notice to the Administrator and each Purchaser Agent, terminate the purchase facility provided hereunder in whole or reduce the unfunded portion of the Purchase Limit in whole or in part (but not below the amount that would cause the Aggregate Capital to exceed the Purchase Limit or would cause the Group Capital of any Purchaser Group to exceed its Group Commitment, in either case, after giving effect to such reduction); provided that each partial reduction shall be in the amount of at least $5,000,000, or an integral multiple of $1,000,000 in excess thereof and that, unless terminated in whole, the Purchase Limit shall in no event be reduced below $75,000,000. In connection with each such reduction of the Purchase Limit, the Commitment of each Purchaser and the Group Commitment of each Purchaser Group shall automatically be ratably reduced by a proportionate amount. The Administrator shall advise the Purchaser Agents of any notice received by it pursuant to this Section 1.1(b); it being understood and agreed that no such termination of the purchase facility provided hereunder shall be effective unless and until (i) the Aggregate Capital is reduced to zero and (ii) all other amounts then owed to the Administrator, the Purchaser Agents and the Purchasers under the Transaction Documents have been paid in full.

Section 1.2 Making Purchases. (a) Each Purchase (other than a reinvestment contemplated under Section 1.4(b)(ii)) (a “Funded Purchase”) shall be made upon the Seller’s irrevocable written notice in the form of Annex B (each, a “Purchase Notice”) delivered to the Administrator and each Purchaser Agent in accordance with Section 6.2 (which notice must be received by the Administrator and each Purchaser Agent before 2:00 p.m., New York City time) at least two Business Days before the requested Purchase Date, which notice shall specify: (A) the amount requested to be paid to the Seller (which amount shall not be less than $ 1,000,000 (unless otherwise agreed by the Administrator) and shall be in integral multiples of $100,000 in excess thereof) with respect to each Purchaser Group in connection with such Funded Purchase, (B) the date of such Funded Purchase (which shall be a Business Day) and (C) the pro forma calculation of the Purchased Interest after giving effect to the increase in the Aggregate Capital resulting from such Funded Purchase.

(b) Subject to the following paragraphs of this Section 1.2(b), on the requested Purchase Date specified in the applicable Purchase Notice for each Funded Purchase, each applicable Conduit Purchaser or Committed Purchaser, as the case may be in accordance with Section 1.1(a), shall, upon satisfaction of the applicable conditions set forth in Exhibit II, make available to the Seller in same day funds, at PNC Bank, National Association, account number 4007800498, ABA#041000124 (or such other account as may be designated in writing by the Seller to the Administrator and each Purchaser Agent) an amount equal to the portion of Capital to be funded by such Purchaser (as determined in accordance with Sections 1.1(a) and 1.2(a).

Notwithstanding the foregoing paragraph, any Committed Purchaser may, in its sole discretion by written notice (a “Deferred Funding Notice”) delivered to the Seller and the Administrator, elect to fund its portion of the Capital of any Funded Purchase requested by the Seller pursuant to Section 1.2(a) above on or before the 35th day (or, if such day is not a Business Day, the next succeeding Business Day) following the Seller’s delivery of the related Purchase Notice (such day, the “Deferred Funding Date”), rather than on the Purchase Date requested by the Seller in such Purchase Notice (any Committed Purchaser making such an election, a “Deferring Purchaser”). Each Deferred Funding Notice shall be delivered by the applicable Deferring Purchaser to the Seller and the Administrator not later than one (1) Business Day prior to the Purchase Date requested by the Seller in its related Purchase Notice and shall specify the applicable Deferred Funding Date if earlier than the 35th day (or the next succeeding Business Day) specified above.

No Deferring Purchaser (or, for the avoidance of doubt, its related Conduit Purchaser) shall be obligated to fund its portion of the Capital of any such Funded Purchase until the applicable Deferred Funding Date. A Deferring Purchaser shall (or its related Conduit Purchaser may, in its sole discretion) fund its portion of the Capital of each such Funded Purchase on the applicable Deferred Purchase Date so long as all conditions precedent to such Funded Purchase set forth herein (including, without limitation, those set forth in Exhibit II) are satisfied on such Deferred Funding Date. The Seller shall be obligated to accept the proceeds of any Capital when funded by a Deferring Purchaser on the applicable Deferred Purchase Date in accordance with this paragraph.

(c) Effective on the date of each Purchase, the Seller hereby sells and assigns to the Administrator for the benefit of the Purchasers (ratably, based on the Purchasers’ respective outstanding Capital at such time after giving effect to such Purchase) an undivided percentage ownership interest in: (i) each Pool Receivable then existing, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.

(d) To secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller hereby grants to the Administrator (for the benefit of the Administrator, the Purchasers and the Purchaser Agents and their respective successors and permitted assigns), a security interest in all of the Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Box Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts and amounts on deposit therein,

(v) all rights (but none of the obligations) of the Seller under the Second Tier Purchase and Sale Agreement and the First Tier Purchase and Sale Agreement (as assignee of TransDigm), (vi) all proceeds of, and all amounts received or receivable under any or all of, the foregoing and (vii) all of its other property (collectively, the “Pool Assets”). The Seller hereby authorizes the Administrator to file financing statements naming the Seller as debtor or seller and describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement. The Administrator (for the benefit of the Administrator, the Purchasers and the Purchaser Agents and their respective successors and permitted assigns) shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Administrator, the Purchasers and the Purchaser Agents, all the rights and remedies of a secured party under any applicable UCC.

(e) Each Committed Purchaser’s obligations hereunder shall be several, such that the failure of any Committed Purchaser to make a payment in connection with any Funded Purchase hereunder, shall not relieve any other Committed Purchaser of its obligation hereunder to make payment for any Funded Purchase.

Section 1.3 Purchased Interest Computation. The Purchased Interest shall be initially computed on the date of the initial Purchase hereunder. Thereafter, until the Facility Termination Date, the Purchased Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day. On each Termination Day, the Purchased Interest shall be deemed to be 100%. The Purchased Interest shall become zero on the Final Payout Date.

Section 1.4 Settlement Procedures.

(a) The collection of the Pool Receivables shall be administered by the Servicer in accordance with this Agreement. The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Purchased Interest.

(b) The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by the Seller or the Servicer:

(i) set aside and hold in trust (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) for the benefit of each Purchaser Group, out of such Collections, an amount equal to the sum of (w) the Aggregate Discount accrued through such day for each Portion of Capital not previously set aside, (x) an amount equal to the Fees accrued and unpaid through such day, (y) an amount equal to the Purchasers’ Share of the Servicing Fee accrued through such day and not previously set aside and (z) all other amounts then due and payable by the Seller under this Agreement to the Purchasers, the Purchaser Agents, the Administrator, and any other Indemnified Party or Affected Person;

(ii) subject to Section 1.4(f), if such day is not a Termination Day, remit to the Seller, ratably, on behalf of the Purchasers, the remainder of such Collections. Such remainder shall, to the extent representing a return on the Aggregate Capital, be automatically reinvested, ratably according to each Purchaser’s Capital, in Pool Receivables and in the Related Security, Collections and other proceeds with respect thereto; provided, however, that if, after giving effect to any such reinvestment, (x) the Purchased Interest would exceed 100%, or (y) the Aggregate Capital would exceed the Purchase Limit then in effect, then the Servicer shall not remit such remainder to the Seller or reinvest, but shall set aside and hold in trust for the Administrator (for the benefit of the Purchasers) (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) a portion of such Collections that, together with the other Collections set aside pursuant to this paragraph, shall equal the amount necessary to reduce the Purchased Interest to 100% or cause the Aggregate Capital not to exceed the Purchase Limit, as the case may be (determined as if such Collections set aside had been applied to reduce the Aggregate Capital at such time), which amount shall be deposited ratably to each Purchaser Agent’s account (for the benefit of its related Purchasers) for distribution and application on the next Settlement Date in accordance with Section 1.4(d); provided, further, that (x) in the case of any Purchaser that is a Conduit Purchaser, if such Purchaser has provided notice (a “Declining Notice”) to its Purchaser Agent, the Administrator, and the Servicer that such Purchaser (a “Declining Conduit Purchaser”) no longer wishes Collections with respect to any Portion of Capital funded or maintained by such Purchaser to be reinvested pursuant to this clause (ii), and (y) in the case of any Purchaser that has provided notice (an “Exiting Notice”) to its Purchaser Agent of its refusal, pursuant to Section 1.12, to extend the then-scheduled Facility Termination Date hereunder (an “Exiting Purchaser”) then in either case set forth in subclauses (x) or (y), above, such Collections shall not be reinvested and shall instead be held in trust for the benefit of such Purchaser and applied in accordance with clause (iii) below; it being understood and agreed that the foregoing shall not limit any obligation of any Committed Purchaser in a Declining Conduit Purchaser’s Purchaser Group to make purchases and reinvestments hereunder;

(iii) if such day is a Termination Day (or any day following the provision of a Declining Notice or an Exiting Notice), set aside, segregate and hold in trust (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) for the benefit of each Purchaser Group the entire remainder of such Collections (or in the case of a Declining Conduit Purchaser or an Exiting Purchaser an amount equal to such Purchaser’s ratable share of such Collections based on its Capital; provided, that solely for the purpose of determining such Purchaser’s ratable share of such Collections, such Purchaser’s Capital shall be deemed to remain constant from the date of the provision of a Declining Notice or an Exiting Notice, as the case may be, until the date such Purchaser’s Capital has been paid in full; it being understood that if such day is also a Termination Day, such Declining Conduit Purchaser’s or Exiting Purchaser’s Capital shall be recalculated taking into account amounts received by such Purchaser in respect of this parenthetical and thereafter Collections shall be set aside for such Purchaser ratably in respect of its Capital (as recalculated)); and

(iv) release to the Seller (subject to Section 1.4(f)) for its own account any Collections in excess of: (w) amounts required to be reinvested in accordance with clause (ii) plus (x) the amounts that are required to be set aside pursuant to clause (i)

above, pursuant to the proviso to clause (ii) above and pursuant to clause (iii) above, plus (y) the Seller’s Share of the Servicing Fee accrued and unpaid through such day.

(c) On each Settlement Date, the Servicer shall, in accordance with the priorities set forth in Section 1.4(d), deposit into the account specified by each Purchaser Agent Collections held for such Purchaser Agent (for the benefit of its related Purchasers) pursuant to Section 1.4(b)(i) or 1.4(f) plus the amount of Collections then held for such Purchaser Agent (for the benefit of its related Purchasers) pursuant to Sections 1.4(b)(ii) and 1.4(b)(iii); provided, that if TransDigm or an Affiliate thereof is the Servicer and such day is not a Termination Day, TransDigm (or such Affiliate) may retain the portion of the Collections set aside pursuant to Section 1.4(b)(i) that represents the aggregate of the Purchasers’ Share of the Servicing Fee. On or prior to each Settlement Date, each Purchaser Agent will notify the Servicer by electronic mail of the amount of Discount accrued with respect to each Portion of Capital during such related Settlement Period

(d) The Servicer shall distribute the amounts described (and at the times set forth) in Section 1.4(c) on each Settlement Date, as follows:

(i) if such Settlement Date is not a Termination Day:

(A) first, if the Servicer has set aside amounts in respect of the Servicing Fee pursuant to Section 1.4(b)(i) and has not retained such amounts pursuant to Section 1.4(c), to the Servicer (payable in arrears on each Settlement Date) in payment in full of the aggregate Purchasers’ Share of the accrued Servicing Fees so set aside; and

(B) second, to each Purchaser Agent ratably according to the Discount and Fees accrued during such Settlement Period (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of all such accrued Discount with respect to each Portion of Capital maintained by such Purchasers and all such accrued Fees owing to such Purchasers; it being understood that each Purchaser Agent shall distribute such amounts to the Purchasers within its Purchaser Group ratably according to Discount and Fees, respectively; and

(ii) if such Settlement Date is a Termination Day:

(A) first, to the Servicer (if the Servicer is not TransDigm of an Affiliate thereof), in payment in full of the Purchasers’ Share of all accrued Servicing Fees;

(B) second to each Purchaser Agent ratably (based on the aggregate accrued and unpaid Discount and Fees payable to all Purchasers at such time) (for the benefit of the relevant Purchasers in such Purchaser Agent’s Purchaser Group) in payment in full of all accrued Discount with respect to each Portion of Capital funded or maintained by the Purchasers within such Purchaser Agent’s Purchaser Group and all accrued Fees;

(C) third to each Purchaser Agent ratably according to the aggregate of the Capital of each Purchaser in each such Purchaser Agent’s Purchaser Group (for the benefit of the relevant Purchasers in such Purchaser Agent’s Purchaser Group) in payment in full of each Purchaser’s Capital; it being understood that each Purchaser Agent shall distribute the amounts described in the first, second and third clauses of this Section l.4(d)(ii) to the Purchasers within such Purchaser Agent’s Purchaser Group ratably according to Discount, Fees and Capital, respectively; and

(D) fourth, if the Aggregate Capital and accrued Aggregate Discount with respect to each Portion of Capital for all Purchaser Groups have been reduced to zero, and the aggregate of the Purchasers’ Share of all accrued Servicing Fees payable to the Servicer have been paid in full, to each Purchaser Agent ratably, based on the remaining amounts, if any, payable to each Purchaser in such Purchaser Agent’s Purchaser Group (for the benefit of the relevant Purchasers in such Purchaser Agent’s Purchaser Group), the Administrator and any other Indemnified Party or Affected Person in payment in full of any other amounts owed thereto by the Seller or the Servicer hereunder; and

(E) fifth, to the Servicer (if the Servicer is TransDigm or an Affiliate thereof) in payment in full of the aggregate of the Purchasers’ Share of all accrued Servicing Fees.

After the Aggregate Capital, Aggregate Discount, Fees and Servicing Fees with respect to the Purchased Interest, and any other amounts payable by the Seller to each Purchaser Group, the Administrator or any other Indemnified Party or Affected Person hereunder, have been paid in full, all additional Collections with respect to the Purchased Interest shall be paid to the Seller for its own account.

(e) For the purposes of this Section 1.4:

(i) if on any day the Outstanding Balance of any Pool Receivable is reduced or cancelled as a result of any defective, rejected, returned, or any revision, cancellation, allowance, rebate, discount or other adjustment (other than as a result of discharge in bankruptcy with respect to such Obligor) made by the Seller or any Affiliate of the Seller, or by the Servicer or any Affiliate of the Servicer, or any setoff or dispute between the Seller or any Affiliate of the Seller, or the Servicer or any Affiliate of the Servicer and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall (i) if such day is not a Termination Day, hold any and all such amounts in trust for the benefit of the Purchasers and their assigns and, on the following Settlement Date, apply such amounts in accordance with this Section 1.4 or (ii) if such day is a Termination Day, immediately pay any and all such amounts in respect thereof to a Lock-Box Account for the benefit of the Purchasers and their assigns and for application pursuant to Section 1.4;

(ii) if on any day any of the representations or warranties in Sections l(j) or 3(a) of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall immediately pay the amount of such deemed Collection to a Lock-Box Account (or as otherwise directed by the Administrator at such time) for the benefit of the Purchasers and their assigns and for application pursuant to this Section 1.4 (Collections deemed to have been received pursuant to clause (i) or (ii) of this paragraph (e) are hereinafter sometimes referred to as “Deemed Collections”);

(iii) except for Deemed Collections applied to specific Receivables pursuant clause (i) or (ii) or as may be otherwise required by Applicable Law or by the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv) if and to the extent the Administrator, any Purchaser Agent or any Purchaser shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

(f) If at any time the Seller shall wish to cause the reduction of Aggregate Capital (but not to commence the liquidation, or reduction to zero, of the entire Aggregate Capital) the Seller may do so as follows:

(i) the Seller shall give the Administrator and each Purchaser Agent written notice in the form of Annex E (each, a “Paydown Notice”) at least two Business Days prior to the date of such reduction and each such Paydown Notice shall include, among other things, the amount of such proposed reduction and the proposed date on which such reduction will commence;

(ii) on the proposed date of the commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be reinvested until the amount thereof not so reinvested shall equal the amount of such proposed reduction specified in the Paydown Notice; and

(iii) the Servicer shall hold such Collections in trust for the benefit of each Purchaser ratably according to its Capital, for payment to each such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) on the next Settlement Date (or such other date as agreed to by the Administrator and Seller) with respect to any Portions of Capital maintained by such Purchaser immediately following the related current Settlement Period, and the Aggregate Capital (together with the Capital of any related Purchaser) shall be deemed reduced in the amount to be paid to such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) only when in fact finally so paid;

provided, that:

(A) the amount of any such reduction shall be not less than $1,000,000 for each Purchaser Group and shall be an integral multiple of $100,000 in excess thereof, and unless reduced to zero, the entire Aggregate Capital after giving effect to such reduction shall be not less than $1,000,000; and

(B) with respect to any Portion of Capital, the Seller shall choose a reduction amount, and the date of commencement thereof, so that to the extent practicable such reduction shall commence and conclude on the following Settlement Date.

Section 1.5 Fees. The Seller shall pay to the Administrator, Purchaser Agents and Purchasers certain fees in the amounts and on the dates set forth in one or more fee letter agreements, in each case entered into from time to time by and among the Seller, (the Servicer if applicable) and the applicable Purchaser Agent and/or the Administrator (as any such fee letter agreement may be amended, restated, supplemented or otherwise modified from time to time, each, a “Fee Letter”).

Section 1.6 Payments and Computations, Etc.

(a) All amounts to be paid or deposited by the Seller or the Servicer hereunder or under any other Transaction Document shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than 2:00 p.m. (New York City time) on the day when due in same day funds to the account for each Purchaser maintained by the applicable Purchaser Agent (or such other account as may be designated from time to time by such Purchaser Agent to the Seller and the Servicer). All amounts received after 2:00 p.m. (New York City time) will be deemed to have been received on the next Business Day. Except as expressly set forth herein, each Purchaser Agent shall distribute the amounts paid to it hereunder for the benefit of the Purchasers in its Purchaser Group to the Purchasers within its Purchaser Group ratably (x) in the case of such amounts paid in respect of Discount and Fees, according to the Discount and Fees payable to such Purchasers and (y) in the case of such amounts paid in respect of Capital (or in respect of any other obligations other than Discount and Fees), according to the outstanding Capital funded by such Purchasers.

(b) The Seller or the Servicer, as the case may be, shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate per annum equal to the sum of 2.50% per annum plus the greater of the Base Rate at such time and the Euro-Rate at such time, payable on demand; provided, that Discount accruing on Capital shall accrue and be calculated in accordance with the definition thereof (including the definition of any defined term comprising a component thereof).

(c) All computations of interest under Section 1.6(b) and all computations of Discount, Fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Discount or other amounts calculated by reference to the Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.

Section 1.7 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person (except any such reserve included in the calculation of the Euro-Rate through the Eurodollar Rate Reserve Percentage);

(ii) subject any Affected Person to any Taxes (except to the extent such Taxes are Indemnified Taxes for which relief is sought under Section 1.9, Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” or Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Affected Person any other condition, cost or expense (other than Taxes) affecting this Agreement, the Purchased Interest, any Portion of Capital or any Discount;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as Administrator, a Purchaser Agent or a Purchaser hereunder or as a Program Support Provider with respect to the transactions contemplated hereby, (B) purchasing, funding or maintaining the ownership of the Purchased Interest (or interests therein) or any Portion of Capital or (C) maintaining its obligation to fund or maintain such ownership or any such Portion of Capital, or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person (or its Purchaser Agent), the Seller will pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, as a consequence of (A) this Agreement, (B) the commitments of such Affected Person hereunder or under any related Program Support Agreement or (C) the ownership of the Purchased Interest (or interests therein) or any Portion of Capital, to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Affected Person (or its Purchaser Agent), the Seller will pay to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such reduction suffered.

(c) Adoption of Changes in Law. The Seller acknowledges that any Affected Person may institute measures in anticipation of a Change in Law (including, without limitation, the imposition of internal charges on such Affected Person’s interests or obligations under any Transaction Document or Program Support Agreement), and may commence allocating charges to or seeking compensation from the Seller under this Section 1.7 in connection with such measures, in advance of the effective date of such Change in Law, and the Seller agrees to pay such charges or compensation to such Affected Person, following demand therefor in accordance with the terms of this Section 1.7, without regard to whether such effective date has occurred.

(d) Certificates for Reimbursement. A certificate of an Affected Person (or its Purchaser Agent on its behalf) setting forth in reasonable detail the basis for calculating the additional amounts owed to such Affected Person as specified in clause (a) or (b) of this Section and delivered to the Seller, shall be conclusive absent manifest error. The Seller shall, subject to the priorities for payment set forth in Sections 1.4, pay such Affected Person, as the case may be, the amount shown as due on any such certificate on the first Settlement Date occurring after the Seller’s receipt of such certificate. In determining such amounts, the Affected Person will act reasonably and in good faith and will use averaging and attribution methods which are reasonable.

(e) Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Seller shall not be required to compensate an Affected Person pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Affected Person notifies the Seller of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 1.8 Funding Losses.

(a) The Seller will compensate each Purchaser in accordance with the terms of this Section 1.8 for all losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Purchaser in order to fund or maintain any Portion of Capital hereunder) as a result of (i) any repayment (in whole or in part) of any Portion of Capital of such Purchaser on any day other than a Settlement Date or (ii) any Funded Purchase not being completed by the Seller in accordance with its request therefor pursuant to Section 1.2. Such losses, expenses and liabilities will include the amount, if any, by which (A) the additional Discount that would have accrued had such repayment or failure to Purchase not have occurred, exceeds (B) the income, if any, received by the applicable Purchaser.

(b) A certificate of a Purchaser (or its related Purchaser Agent) setting forth in reasonable detail the basis for calculating the additional amounts owed to such Affected Person as specified in clause (a) of this Section and delivered to the Seller and the Administrator, shall be conclusive absent manifest error. The Seller shall pay such Purchaser’s related Purchaser Agent (for the account of such Purchaser) the amount shown as due on each Settlement Date occurring after the Seller’s receipt of such certificate. In determining such amounts, the Affected Person will act reasonably and in good faith and will use averaging and attribution methods which are reasonable.

Section 1.9 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Affected Person receives an amount equal to the sum it would have received had no such deduction or withholding been made. In addition, each Affected Person shall promptly notify the Seller and the Servicer upon becoming aware of any circumstances as a result of which the Seller is or would be required to make any deduction or withholding from any sum payable hereunder.

(b) Payment of Other Taxes by the Seller. The Seller shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrator, timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Seller. The Seller hereby indemnifies each Affected Person, within ten days after demand therefor, for the full amount of any (A) Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (B) Taxes that arise because a Purchase is not treated for U.S. federal, state, local or franchise tax purposes as intended under Section 1.9(k) (such indemnification will include any U.S. federal, state or local income and franchise taxes necessary to make such Affected Person whole on an after-tax basis taking into account the taxability of receipt of payments under this clause (B) and any reasonable expenses (other than Taxes) arising out of, relating to, or resulting from the foregoing). Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by the Administrator or any Affected Person (or its related Purchaser Agent), the Seller shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority, provided that neither the Administrator nor any Affected Person shall be under any obligation to provide any such notice to the Seller. A certificate setting forth in reasonable detail the amount of such payment or liability delivered to the Seller by an Affected Person (with a copy to the Administrator), or by the Administrator on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error.

(d) Indemnification by the Purchasers. Each Purchaser (other than the Conduit Purchasers) shall severally indemnify the Administrator, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser, its related Conduit Purchaser or any of their respective Affiliates that are Affected Persons (but only to the extent that the Seller, TransDigm and their Affiliates have not already indemnified the Administrator for such Indemnified Taxes and without limiting any obligation of the Seller, TransDigm or their Affiliates to do so), (ii) any Taxes attributable to the failure of such Purchaser, its related Conduit Purchaser or any of their respective Affiliates that are Affected Persons to comply with the second paragraph of Section 6.3(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Purchaser, its related Conduit Purchaser or any of their respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrator in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser (or its Purchaser Agent) by the Administrator shall be conclusive absent manifest error. Each Purchaser hereby authorizes the Administrator to set off and apply any and all amounts at any time owing to such Purchaser, its related Conduit Purchaser or any of their respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrator to such Purchaser, its related Conduit Purchaser or any of their respective Affiliates that are Affected Persons from any other source against any amount due to the Administrator under this clause (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Seller to a Governmental Authority pursuant to this Section 1.9, the Seller shall deliver to the Administrator the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrator.

(f) Status of Affected Persons. (i) Any Affected Person that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Seller and the Administrator, at the time or times reasonably requested by the Seller or the Administrator, such properly completed and executed documentation reasonably requested by the Seller or the Administrator as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Affected Person, if reasonably requested by the Seller or the Administrator, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Seller or the Administrator as will enable the Seller or the Administrator to determine whether or not such Affected Person is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 1.9(f)(ii)(A) and (ii)(B) and 1.9(g) below) shall not be required if, in the Affected Person’s reasonable judgment, such completion, execution or submission would subject such Affected Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Affected Person.

(ii) Without limiting the generality of the foregoing:

(A) an Affected Person that is a U.S. Person shall deliver to the Seller and the Administrator from time to time upon the reasonable request of the Seller or the Administrator, executed originals of Internal Revenue Service Form W-9 certifying that such Affected Person is exempt from U.S. federal backup withholding tax;

(B) any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrator (in such number of copies as shall be requested by the Affected Person) from time to time upon the reasonable request of the Seller or the Administrator, whichever of the following is applicable:

(1) in the case of such an Affected Person claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed originals of Internal Revenue Service Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of Internal Revenue Service Form W-8ECI;

(3) in the case of such an Affected Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Affected Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN; or

(4) to the extent such Affected Person is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Affected Person is a partnership and one or more direct or indirect partners of such Affected Person are claiming the portfolio interest exemption, such Affected Person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(C) any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrator (in such number of copies as shall be requested by the recipient), from time to time upon the reasonable request of the Seller or the Administrator, executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Seller or the Administrator to determine the withholding or deduction required to be made.

(g) Documentation Required by FATCA. If a payment made to an Affected Person under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Affected Person shall deliver to the Seller and the Administrator at the time or times prescribed by law and at such time or times reasonably requested by the Seller or the Administrator such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Seller or the Administrator as may be necessary for the Seller and the Administrator to comply with their obligations under FATCA and to determine that such Affected Person has complied with such Affected Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with FATCA.

(h) Survival. Each party’s obligations under this Section 1.9 shall survive the resignation or replacement of the Administrator or any assignment of rights by, or the replacement of, a Purchaser or any other Affected person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Seller’s and the Servicer’s obligations hereunder.

(i) Updates. Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 1.9 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller and the Administrator in writing of its legal inability to do so.

(j) Intended Tax Treatment. Notwithstanding anything to the contrary herein or in any other Transaction Document, all parties to this Agreement covenant and agree to treat any Transfer and purchase of each Purchased Interest under this Agreement as debt (and all Discount and Yield as interest) for all federal, state, local and franchise tax purposes and agree not to take any position on any tax return inconsistent with the foregoing.

Section 1.10 Inability to Determine Euro-Rate; Change in Legality.

(a) If any Purchaser Agent shall have determined (which determination shall be conclusive and binding upon the parties hereto) before the first day of any Settlement Period, by reason of circumstances affecting the interbank Eurodollar market, either that: (i) dollar deposits in the relevant amounts and for the relevant Settlement Period or day, as applicable, are not available, (ii) adequate and reasonable means do not exist for ascertaining the Euro-Rate for such Settlement Period or day, as applicable, or (iii) the Euro-Rate determined pursuant hereto does not accurately reflect the cost to the applicable Affected Person (as conclusively determined by such Purchaser Agent) of maintaining any Portion of Capital during such Settlement Period or day, as applicable, such Purchaser Agent shall promptly give telephonic notice of such determination, confirmed in writing, to the Seller before the first day of any Settlement Period. Upon delivery of such notice: (i) no Portion of Capital shall be funded thereafter at the Bank Rate determined by reference to the Euro-Rate unless and until such Purchaser Agent shall have given notice to the Seller that the circumstances giving rise to such determination no longer exist, and (ii) with respect to any outstanding Portion of Capital then funded at the Bank Rate determined by reference to the Euro-Rate, such Bank Rate shall automatically be converted to the Bank Rate determined by reference to the Base Rate on the last day of the then-current Settlement Period.

(b) If, on or before the first day of any Settlement Period, any Purchaser Agent shall have been notified by any Affected Person that such Affected Person has determined (which determination shall be final and conclusive) that any Change in Law, or compliance by such Affected Person with any Change in Law, shall make it unlawful or impossible for such Affected Person to fund or maintain any Portion of Capital at or by reference to the Euro-Rate, such Purchaser Agent shall notify the Seller, the Administrator and each other Purchaser Agent thereof. Upon receipt of such notice, until the applicable Purchaser Agent notifies the Seller, the Administrator and each other Purchaser Agent that the circumstances giving rise to such determination no longer apply, (i) no Portion of Capital shall be funded at or by reference to the Euro-Rate and (ii) the Discount for any outstanding Portions of Capital then funded at the Bank Rate determined by reference to the Euro-Rate shall be converted to the Bank Rate determined by reference to the Base Rate either (x) on the last day of the then-current Settlement Period, only if such Affected Person may lawfully continue to maintain such Portion of Capital at or by reference to the Euro-Rate prior to such conversion, or (y) immediately, if such Affected Person may not lawfully continue to maintain such Portion of Capital at or by reference to the Euro-Rate during such period.

Section 1.11 Mitigation. Notwithstanding anything herein to the contrary, if (i) an Affected Person requests a material amount of compensation under Section 1.7, (ii) the Seller is required to pay any material additional amount to any Affected Person or any Governmental Authority for the account of any Lender or Agent pursuant to Section 1.9, (iii) an Affected Person makes a demand pursuant to Section 1.9 for payment of an amount which is material or (iv) an Affected Person is required to compensate an Affected Person in respect of any such occurrence under Section 1.7 by an amount which is material, then such Affected Person shall use reasonable efforts to designate a different lending office (if such Affected Person has multiple lending offices) for funding and booking its Purchases or liquidity requirements related thereto or to assign its rights and obligations hereunder to any other of its offices, branches or affiliates (if such Affected Person has multiple offices, branches or lending affiliates, as applicable), if, in the reasonable judgment of such Affected Person, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 1.7 or Section 1.9, as the case may be, in the future, and (B) in each case, would not subject such Affected Person to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Affected Person.

Section 1.12 Extension of Termination Date.

Provided that no Termination Event or Unmatured Termination Event has occurred and is continuing, the Seller may request, in a written notice given to the Administrator and each Purchaser Agent not less than 60 days and not more than 120 days prior to the then current Facility Termination Date, that the date set forth in clause (a) of the then-current definition of “Facility Termination Date” be extended to the date that is 364 days after such then-current date. In the event that the Purchasers are all agreeable to such extension, the Administrator shall so notify the Seller and the Servicer in writing (it being understood that the Purchasers may accept or decline such a request in their sole discretion and on such terms as they may elect) not less than 30 days prior to the then current Facility Termination Date and the Seller, the Servicer, the Administrator, the Purchaser Agents and the Purchasers shall enter into such documents as the Purchasers may deem necessary or appropriate to reflect such extension, and all reasonable costs and expenses incurred by the Purchasers, the Administrator and the Purchaser Agents in connection therewith (including reasonable Attorney Costs) shall be paid by the Seller. In the event any Purchaser declines the request for such extension, such Purchaser (or the applicable Purchaser Agent on its behalf) shall so notify the Administrator and the Administrator shall so notify the Seller of such determination; provided, that the failure of the Administrator to notify the Seller of the determination to decline such extension shall not affect the understanding and agreement that the applicable Purchasers shall be deemed to have refused to grant the requested extension in the event the Administrator fails to affirmatively notify the Seller, in writing, of their agreement to accept the requested extension.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS;

TERMINATION EVENTS

Section 2.1 Representations and Warranties; Covenants. Each of the Seller and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it as set forth in Exhibits III and IV, respectively.

Section 2.2 Termination Events. If any of the Termination Events set forth in Exhibit V shall occur, the Administrator may or, at the direction of the Majority Purchaser Agents, shall, by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (f) of Exhibit V, the Facility Termination Date shall occur. Upon any such occurrence or deemed occurrence of the Facility Termination Date, the Administrator, each Purchaser Agent and each Purchaser shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to secured parties after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative.

Section 2.3 Exclusion and Removal of Originators. The Seller may from time to time designate any Originator (other than TransDigm) to be removed as a party from the First Tier Purchase and Sale Agreement (each, an “Excluded Originator”) in connection with the sale or other disposition of such Originator by TransDigm or its Subsidiaries by providing thirty (30) days’ prior written notice to the Administrator and each Purchaser Agent, which notice shall specify the effective date of such removal (the “Exclusion Effective Date” for such Excluded Originator). Any such designation and removal of an Excluded Originator shall be subject to satisfaction of each of the following conditions, and the Seller shall be deemed to represent and warrant that each such condition is satisfied as of the applicable Exclusion Effective Date:

(i) as of the date such notice is delivered by the Seller and as of the Exclusion Effective Date, no Termination Event or Unmatured Termination Event has occurred and is continuing or would occur as a result of such designation or removal;

(ii) either (x) the Administrator and the Majority Purchaser Agents shall have provided their prior written consent to such designation and removal, or (y) the aggregate Outstanding Balances of Receivables originated by such Originator reflected in the most recently delivered Information Package, when added to the aggregate Outstanding Balances of Receivables that were excluded from the Collateral by the designation of any other Excluded Originators pursuant to this Section 2.3 during the previous 12 months (measured as at the time of their respective exclusion from the Collateral), is less than 10% of the average monthly aggregate Outstanding Balances of Receivables during the previous 12 months; and

(iii) not later than five Business Days prior to the Exclusion Effective Date, the Servicer shall have delivered to the Administrator and each Purchaser Agent a pro forma Information Package as of the last day of the most recently ended calendar month demonstrating the status and performance of the Pool Receivables excluding the Receivables of the applicable Excluded Originator.

Subject to satisfaction of the foregoing conditions, an Excluded Originator shall cease to be a party to the First Tier Purchase and Sale Agreement effective as of the applicable Exclusion Effective Date in accordance with Section 4.4 of the First Tier Purchase and Sale Agreement and, on and after such Exclusion Effective Date, no further Receivables shall be sold or otherwise transferred by such Excluded Originator pursuant to the First Tier Purchase and Sale Agreement; provided, however, that for the avoidance of doubt, (x) all Receivables sold by such Excluded Originator pursuant to the First Tier Purchase and Sale Agreement prior to such Exclusion Effective Date shall remain the property of the Seller (as assignee of TransDigm but subject to the rights of the Purchasers and the Administrator therein under this Agreement), and (y) all representations, warranties, covenants and liabilities of such Excluded Originator with respect to any Receivables sold by it under the First Tier Purchase and Sale Agreement prior to such Exclusion Effective Date, together with any indemnification and other obligations that by their express terms survive termination of the First Tier Purchase and Sale Agreement, shall survive the Exclusion Effective Date. The parties hereto shall work together in good faith to effectuate the designation and removal of an Originator as an Excluded Originator in accordance with this Section at the sole expense of the Seller.

ARTICLE III

INDEMNIFICATION

Section 3.1 Indemnities by the Seller. Without limiting any other rights any such Person may have hereunder or under Applicable Law, the Seller hereby indemnifies and holds harmless, on an after-tax basis, the Administrator, each Purchaser Agent, each Liquidity Provider, each Program Support Provider and each Purchaser and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including reasonable attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Amounts”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or the acquisition of any portion of the Purchased Interest, or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Administrator as attorney-in-fact for the Seller, the Servicer or any Originator hereunder or under any other Transaction Document), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Amounts to the extent (a) a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) due to the credit risk of the Obligor and for which reimbursement would constitute recourse to any Originator, the Seller or the Servicer for uncollectible Receivables or (c) such Indemnified Amounts include Taxes imposed or based on, or measured by, the gross or net income or receipts of such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized (or any political subdivision thereof); provided, however, that nothing contained in this sentence shall limit the liability of the Seller or the Servicer or limit the recourse of any Indemnified Party to the Seller or the Servicer for any amounts otherwise specifically provided to be paid by the Seller or the Servicer hereunder. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) and (c) of the previous sentence, the Seller shall indemnify each Indemnified Party for Indemnified Amounts (including losses in respect of uncollectible Receivables, regardless, for purposes of these specific matters, whether reimbursement therefor would constitute recourse to the Seller or the Servicer) relating to or resulting from any of the following:

(i) the failure of any Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable as of the date of such calculation, the failure of any information contained in any Information Package to be true and correct, or the failure of any other information provided to any Purchaser or the Administrator with respect to the Receivables or this Agreement to be true and correct;

(ii) the failure of any representation, warranty or statement made or deemed made by the Seller (or any employee, officer or agent of the Seller) under or in connection with this Agreement, any other Transaction Document, or any Information

Package or any other information or report delivered by or on behalf of the Seller pursuant hereto to have been true and correct as of the date made or deemed made;

(iii) the failure by the Seller to comply with any Applicable Law with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or related Contract with any such Applicable Law;

(iv) the failure of the Seller to vest and maintain vested in the Administrator, for the benefit of the Purchasers, a first priority perfected ownership or security interest in the Purchased Interest and the property conveyed hereunder, free and clear of any Adverse Claim;

(v) any commingling of funds to which the Administrator, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds;

(vi) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, whether at the time of any Purchase or at any subsequent time;

(vii) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Agreement;

(viii) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including without limitation a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(ix) any failure of the Seller (or any of its Affiliates) to perform its duties or obligations in accordance with the provisions of this Agreement, any Contract or any other Transaction Document to which it is a party;

(x) any action taken by the Administrator as attorney-in-fact for the Seller or any Originator pursuant to this Agreement or any other Transaction Document;

(xi) any reduction in Capital as a result of the distribution of Collections pursuant to Section 1.4(d), if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason;

(xii) the use of proceeds of any Purchase; or

(xiii) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort,

arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents.

Section 3.2 Indemnities by the Servicer. Without limiting any other rights that any Indemnified Party may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly): (a) the failure of any information contained in any Information Package to be true and correct, or the failure of any other information provided to such Indemnified Party by, or on behalf of, the Servicer to be true and correct, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document to which it is a party to have been true and correct as of the date made or deemed made when made, (c) the failure by the Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract, (d) any dispute, claim, offset or defense of the Obligor (other than as a result of discharge in bankruptcy with respect to such Obligor) to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities with respect to such Receivable or (e) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof or any other Transaction Document to which it is a party.

ARTICLE IV

ADMINISTRATION AND COLLECTIONS

Section 4.1 Appointment of the Servicer.

(a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 4.1. Until the Administrator gives notice to TransDigm (in accordance with this Section 4.1) of the designation of a new Servicer, TransDigm is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. If a Termination Event has occurred and has not been waived in accordance with Section 6.1, the Administrator may (with the consent of the Majority Purchaser Agents) or shall (at the direction of the Majority Purchaser Agents) terminate TransDigm as the Servicer and designate any Person (including itself) as successor Servicer to succeed TransDigm, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b) Upon the designation of a successor Servicer as set forth in clause (a), TransDigm agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrator reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and TransDigm shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of related records (including all Contracts) and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security.

(c) TransDigm acknowledges that, in making its decision to execute and deliver this Agreement, the Administrator and each member in each Purchaser Group have relied on TransDigm’s agreement to act as Servicer hereunder. Accordingly, TransDigm agrees that it will not voluntarily resign as Servicer unless it is no longer permissible under Applicable Law for TransDigm to act as Servicer; provided, however, that no such resignation shall (i) be effective until such time as a replacement Servicer acceptable to the Administrator and each Purchaser Agent (in their sole discretion) has agreed in writing to act as Servicer hereunder in accordance with the terms hereof or (ii) release or otherwise limit TransDigm’s obligation (in its capacity as Performance Guarantor) to cause the Receivables to be serviced in accordance with the terms hereof.

(d) The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) if such Sub-Servicer is not an Originator, such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrator and each Purchaser Group shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer that is not an Originator shall provide that the Administrator may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Affiliate of TransDigm, the Administrator shall have consented in writing in advance to such delegation.

Section 4.2 Duties of the Servicer.

(a) The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Servicer shall set aside for the accounts of the Seller and each Purchaser Group the amount of Collections to which each such Purchaser Group is entitled in accordance with Article I hereof. Subject to the provisions of Section 1.4(e), the Servicer may, in accordance with the applicable Credit and Collection Policy, extend, waive, amend or otherwise modify the terms of any Pool Receivable, or amend, waive or otherwise modify in any material respect any term or condition of any Contract related thereto, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such extension, waiver, amendment or other modification shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (such extension, waiver, amendment or other modification shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable and (ii) if a Termination Event has occurred and is continuing and TransDigm or an Affiliate thereof is serving as the Servicer, TransDigm or such Affiliate may take such action only upon the prior written approval of the Administrator. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Administrator (individually and for the benefit of each Purchaser Group), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if a Termination Event has occurred and is continuing, the Administrator may direct the Servicer (whether the Servicer is TransDigm or any other Person) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security.

(b) The Servicer’s obligations hereunder shall terminate on the Final Payout Date. After such termination, if TransDigm or an Affiliate thereof was not the Servicer on the date of such termination, the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

Section 4.3 Lock-Box Account Arrangements. Prior to the Closing Date, the Seller shall have entered into Lock-Box Agreements with all of the Lock-Box Banks and delivered executed counterparts of each to the Administrator. Upon the occurrence and during the continuance of a Termination Event or Unmatured Termination Event, the Administrator may (with the consent of the Majority Purchaser Agents) or shall (upon the direction of the Majority Purchaser Agents) at any time thereafter give notice to each Lock-Box Bank that the Administrator is exercising its rights under the Lock-Box Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Lock-Box Accounts transferred to the Administrator (for the benefit of the Administrator, the Purchaser Agents and the Purchasers) and to exercise exclusive dominion and control over the funds deposited therein, (b) to have the proceeds that are sent to the respective Lock-Box Accounts redirected pursuant to the Administrator’s instructions rather than deposited in the applicable Lock-Box Account, and (c) to take any or all other actions permitted under the applicable Lock-Box Agreement. The Seller hereby agrees that if the Administrator at any time takes any action set forth in the preceding sentence, the Administrator shall have exclusive control (for the benefit of the Administrator, the Purchaser Agents and the Purchasers) of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrator or any Purchaser Agent may request to transfer such control. Any Collections received by the Seller or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrator.

Section 4.4 Enforcement Rights.

(a) At any time following the occurrence and during the continuation of a Termination Event:

(i) the Administrator may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrator or its designee,

(ii) the Administrator may instruct the Seller or the Servicer to give notice of the Purchaser Groups’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrator or its designee (on behalf of such Purchaser Groups), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor, the Administrator (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;

(iii) the Administrator may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrator or its designee (for the benefit of the Purchasers) at a place selected by the Administrator, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrator and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator or its designee; and

(iv) the Administrator may collect any amounts due from an Originator under, and otherwise enforce any and all rights of the Seller under, the Second Tier Purchase and Sale Agreement and the First Tier Purchase and Sale Agreement.

(b) The Seller hereby authorizes the Administrator (on behalf of each Purchaser Group), and irrevocably appoints the Administrator as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the determination of the Administrator, after the occurrence and during the continuation of a Termination Event, to collect any and all amounts or portions thereof due under any and all Pool Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

Section 4.5 Responsibilities of the Seller.

(a) Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrator, the Purchaser Agents or the Purchasers of their respective rights hereunder shall not relieve the Seller from such obligations, and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Administrator, the Purchaser Agents or any of the Purchasers shall have any obligation or liability with respect to any Pool Asset, nor shall any of them be obligated to perform any of the obligations of Seller, Servicer, TransDigm or any Originator thereunder.

(b) TransDigm hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, TransDigm shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that TransDigm conducted such data-processing functions while it acted as the Servicer.

Section 4.6 Servicing Fee. (a) Subject to clause (b), the Servicer shall be paid a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables. The Purchasers’ Share of the Servicing Fee shall be paid through the distributions contemplated by Section 1.4(d) or retained by the Servicer in accordance with Section 1.4(c), and the Seller’s Share of the Servicing Fee shall be paid by the Seller from its own funds on each Settlement Date.

(b) If the Servicer ceases to be TransDigm or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a), and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer.

ARTICLE V

THE AGENTS

Section 5.1 Appointment and Authorization. (a) Each Purchaser and Purchaser Agent hereby irrevocably designates and appoints PNC Bank, National Association, as the “Administrator” hereunder and authorizes the Administrator to take such actions and to exercise such powers as are delegated to the Administrator hereby and to exercise such other powers as are reasonably incidental thereto. The Administrator shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Transaction Documents. The duties of the Administrator shall be mechanical and administrative in nature. At no time shall the Administrator have any duty or responsibility to any Person to investigate or confirm the correctness or accuracy of any information or documents delivered to it in its role as Administrator hereunder or any obligation in respect of the failure of any Person (other than the Administrator) to perform any obligation hereunder or under any other Transaction Document. The Administrator shall not have, by reason of this Agreement, a fiduciary relationship in respect of any Purchaser Agent, Purchaser, the Seller, the Servicer or any Originator. Nothing in this Agreement or any of the Transaction Documents, express or implied, is intended to or shall be construed to impose upon the Administrator any obligations in respect of this Agreement or any of the Transaction Documents except as expressly set forth herein or therein. The Administrator shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Purchaser or Purchaser Agent with any credit or other information with respect to the Seller, any Originator, TransDigm or their Affiliates, whether coming into its possession before the Closing Date or at any time or times thereafter.

(b) Each Purchaser hereby irrevocably designates and appoints the respective institution identified as the Purchaser Agent for such Purchaser’s Purchaser Group on the signature pages hereto or in the Assumption Agreement or Transfer Supplement pursuant to which such Purchaser becomes a party hereto, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Administrator, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent.

(c) Except as otherwise specifically provided in this Agreement, the provisions of this Article V are solely for the benefit of the Purchaser Agents, the Administrator and the Purchasers, and none of the Seller or Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article V, except that this Article V shall not affect any obligations which any Purchaser Agent, the Administrator or any Purchaser may have to the Seller or the Servicer under the other provisions of this Agreement. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Purchaser Agent which is not the Purchaser Agent for such Purchaser.

(d) In performing its functions and duties hereunder, the Administrator shall act solely as the agent of the Purchasers and the Purchaser Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Servicer or any of their successors and assigns. In performing its functions and duties hereunder, each Purchaser Agent shall act solely as the agent of its respective Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, the Servicer, any other Purchaser, any other Purchaser Agent or the Administrator, or any of their respective successors and assigns.

Section 5.2 Delegation of Duties. The Administrator may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrator shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 5.3 Exculpatory Provisions. None of the Purchaser Agents, the Administrator or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Majority Purchaser Agents (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitments of such Purchaser Group) or (ii) in the absence of such Person’s gross negligence or willful misconduct. The Administrator shall not be responsible to any Purchaser, Purchaser Agent or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, the Servicer, any Originator or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, the Servicer, any Originator or any of their Affiliates to perform any obligation hereunder or under the other Transaction Documents to which it is a party (or under any Contract), or (iv) the satisfaction of any condition specified in Exhibit II. The Administrator shall not have any obligation to any Purchaser or Purchaser Agent to ascertain or inquire about the observance or performance of any agreement contained in any

Transaction Document or to inspect the properties, books or records of the Seller, the Servicer, any Originator or any of their respective Affiliates.

Section 5.4 Reliance by Agents. (a) Each Purchaser Agent and the Administrator shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Administrator. Each Purchaser Agent and the Administrator shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Purchaser Agents (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitment of such Purchaser Group), and assurance of its indemnification, as it deems appropriate.

(b) The Administrator shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Purchaser Agents or the Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Administrator and Purchaser Agents.

(c) The Purchasers within each Purchaser Group with a majority of the Commitments of such Purchaser Group shall be entitled to request or direct the related Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of such Majority Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent’s Purchasers.

(d) Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit of each of the Purchasers in respect of which such Purchaser Agent is identified as being the “Purchaser Agent” in the definition of “Purchaser Agent” hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each Purchaser Agent and its Purchaser(s) shall agree amongst themselves as to the circumstances and procedures for removal, resignation and replacement of such Purchaser Agent.

Section 5.5 Notice of Termination Events. Neither any Purchaser Agent nor the Administrator shall be deemed to have knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event unless the Administrator and the Purchaser Agents have received notice from any Purchaser, the Servicer or the Seller stating that a Termination Event or an Unmatured Termination Event has occurred hereunder and describing such Termination Event or Unmatured Termination Event. In the event that the Administrator receives such a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each such Purchaser Agent shall promptly give notice thereof to its related Purchasers. In the event that a Purchaser Agent receives such a notice (other than from the Administrator), it shall promptly give notice thereof to the Administrator. The Administrator shall take such action concerning a Termination Event or an Unmatured Termination Event as may be directed by the Majority Purchaser Agents (unless such action otherwise requires the consent of all Purchasers), but until the Administrator receives such directions, the Administrator may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrator deems advisable and in the best interests of the Purchasers and the Purchaser Agents.

Section 5.6 Non-Reliance on Administrator, Purchaser Agents and Other Purchasers. Each Purchaser expressly acknowledges that none of the Administrator, the Purchaser Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrator, or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller, TransDigm, the Servicer or any Originator, shall be deemed to constitute any representation or warranty by the Administrator or such Purchaser Agent, as applicable. Each Purchaser represents and warrants to the Administrator and the Purchaser Agents that, independently and without reliance upon the Administrator, Purchaser Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, TransDigm, the Servicer or any Originator, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items specifically required to be delivered hereunder, the Administrator shall not have any duty or responsibility to provide any Purchaser Agent with any information concerning the Seller, TransDigm, the Servicer or any Originator or any of their Affiliates that comes into the possession of the Administrator or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 5.7 Administrator, Purchasers, Purchaser Agents and Affiliates. Each of the Administrator, the Purchasers and the Purchaser Agents and any of their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, equity or other business with the Seller, TransDigm, the Servicer or any Originator or any of their Affiliates. With respect to the acquisition of the Eligible Receivables pursuant to this Agreement, each of the Purchaser Agents and the Administrator shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include, to the extent applicable, each of the Purchaser Agents and the Administrator in their individual capacities.

Section 5.8 Indemnification. Each Committed Purchaser shall indemnify and hold harmless the Administrator (but solely in its capacity as Administrator) and its respective officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller, the Servicer or any Originator and without limiting the obligation of the Seller, the Servicer or any Originator to do so), ratably (based on its Commitment) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Administrator or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrator or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction

Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Administrator or such Person as determined by final non-appealable judgment of a court of competent jurisdiction).

Section 5.9 Successor Administrator. The Administrator may, upon at least thirty (30) days’ prior written notice to the Seller, each Purchaser and Purchaser Agent, resign as Administrator. Such resignation shall not become effective until (x) a successor Administrator is appointed by the Majority Purchaser Agents and has accepted such appointment and (y) so long as no Termination Event has occurred and is continuing, the Seller shall have consented to such successor Administrator (such consent not to be unreasonably withheld or delayed). Upon such acceptance of its appointment as Administrator hereunder by a successor Administrator, such successor Administrator shall succeed to and become vested with all the rights and duties of the retiring Administrator, and the retiring Administrator shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Administrator’s resignation hereunder, the provisions of Sections 3.1 and 3.2 and this Article V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrator.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Administrator, the Majority Purchaser Agents, and, in the case of an amendment, by the Seller and the Servicer; provided, however, that no such amendment or waiver shall, (a) without the consent of each affected Purchaser, (i) extend the date of any payment or deposit of Collections by the Seller or the Servicer or decrease the outstanding amount of or rate of Discount or extend the repayment of or any scheduled payment date for the payment of any Discount in respect of any Portion of Capital or any fees owed to a Purchaser; (ii) reduce any fees payable pursuant to the applicable Fee Letter, (iii) forgive or waive or otherwise excuse any repayment of Capital or change either the amount of Capital of any Purchaser or any Purchaser’s pro rata share of the Purchased Interest; (iv) increase the Commitment of any Purchaser; (v) amend or modify the provisions of this Section 5.1 or the definition of “Capital”, “Eligible Receivables”, “Facility Termination Date” (other than pursuant to an extension thereof in accordance with Section 1.12 hereof), “Majority Purchaser Agents”, “Net Receivables Pool Balance”, “Purchased Interest”, “Termination Day” or “Total Reserves”; (vi) release all or substantially all of the Pool Assets from the security interest granted by the Seller to the Administrator hereunder; or (vii) amend or modify any defined term (or any term used directly or indirectly in such defined term) used in clauses (i) through (v) above in a manner that would circumvent the intention of the restrictions set forth in such clauses and (b) without the consent of the Majority Purchaser Agents, amend, waive or modify any provision expressly requiring the consent of the Majority Purchaser Agents. Each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No failure on the part of any Purchaser Agent, any Purchaser or the Administrator to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 6.2 Notices, Etc. All notices, demands and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile and email communications) and shall be personally delivered or sent by facsimile or email, or by overnight mail, to the intended party at the mailing or email address or facsimile number of such party set forth on Schedule IV hereto (or in any other document or agreement pursuant to which it is or became a party hereto), or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile or email, when sent, receipt confirmed by telephone or electronic means.

Section 6.3 Successors and Assigns; Participations; Assignments.

(a) Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; all covenants, promises and agreements by or on behalf of any parties hereto that are contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided in Section 4.1(d), neither the Seller nor the Servicer may assign or transfer any of its rights or delegate any of its duties hereunder or under any Transaction Document without the prior written consent of the Administrator and each Purchaser Agent.

(b) Participations. Except as otherwise specifically provided herein, any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder; provided, that no Purchaser shall grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Transaction Document. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, the Servicer, each Purchaser Agent and the Administrator shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto, except amendments that require the consent of all Purchasers. Any such Participant shall not have any rights hereunder or under the Transaction Documents.

Each Purchaser (or its Purchaser Agent on its behalf) that sells a participation shall, acting solely for this purpose as an agent of the Seller, maintain a register on which it enters the name and address of its Participants and the amounts of each such Participant’s interest in the Capital, Commitments or other rights or obligations hereunder (the “Participant Register”); provided that no Purchaser or Purchaser Agent shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Capital, Commitments or other rights or obligations hereunder) to any Person except to the extent that such disclosure is necessary to establish that such Capital, Commitments or other rights or obligations hereunder is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrator (in its capacity as Administrator) shall have no responsibility for maintaining a Participant Register.

(c) Assignments by Certain Committed Purchasers. Any Committed Purchaser may assign to one or more Persons (each a “Purchasing Committed Purchaser”), reasonably acceptable to the Administrator and the related Purchaser Agent in its sole discretion, any portion of its Commitment pursuant to a supplement hereto, substantially in the form of Annex D with any changes as have been approved by the parties thereto (each, a “Transfer Supplement”), executed by each such Purchasing Committed Purchaser, such selling Committed Purchaser, such related Purchaser Agent and the Administrator and with the consent of the Seller (provided, that the consent of the Seller shall not be unreasonably withheld or delayed and that no such consent shall be required if a Termination Event or Unmatured Termination Event has occurred and is continuing; provided, further, that no consent of the Seller shall be required if the assignment is made by any Committed Purchaser to the Administrator, to any other Committed Purchaser, to any Affiliate of the Administrator or any Committed Purchaser, which Affiliate is a bank or similar financial institution, to any Program Support Provider, which Program Support Provider is a bank or similar financial institution. Any such assignment by Committed Purchaser cannot be for an amount less than $10,000,000. Upon (i) the execution of the Transfer Supplement, (ii) delivery of an executed copy thereof to the Seller, the Servicer, such related Purchaser Agent and the Administrator and (iii) payment by the Purchasing Committed Purchaser to the selling Committed Purchaser of the agreed purchase price, if any, such selling Committed Purchaser shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Committed Purchaser shall for all purposes be a Committed Purchaser party hereto and shall have all the rights and obligations of a Committed Purchaser hereunder to the same extent as if it were an original party hereto. The amount of the Commitment of the selling Committed Purchaser allocable to such Purchasing Committed Purchaser shall be equal to the amount of the Commitment of the selling Committed Purchaser transferred regardless of the purchase price, if any, paid therefor. The Transfer Supplement shall be an amendment hereof only to the extent necessary to reflect the addition of such Purchasing Committed Purchaser as a “Committed Purchaser” and any resulting adjustment of the selling Committed Purchaser’s Commitment.

(d) Assignments to Liquidity Providers and other Program Support Providers. Any Conduit Purchaser may at any time grant to one or more of its Liquidity Providers or other Program Support Providers, participating interests in its portion of the Purchased Interest. In the event of any such grant by such Conduit Purchaser of a participating interest to a Liquidity Provider or other Program Support Provider, such Conduit Purchaser shall remain responsible for the performance of its obligations hereunder. The Seller agrees that each Liquidity Provider and Program Support Provider of any Conduit Purchaser hereunder shall be entitled to the benefits of Sections 1.7, 1.8 and 1.9.

(e) Other Assignment by Conduit Purchasers. Each party hereto agrees and consents (i) to any Conduit Purchaser’s assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Purchased Interest (or portion thereof), including without limitation to any collateral agent in connection with its commercial paper program and (ii) to the complete assignment by any Conduit Purchaser of all of its rights and obligations hereunder to any other Person, and upon such assignment such Conduit Purchaser shall be released from all obligations and duties, if any, hereunder; provided, that such Conduit Purchaser may not, without the prior consent of its Committed Purchasers, make any such transfer of its rights hereunder unless the assignee (x) is a commercial paper conduit that (i) is principally engaged in the purchase of assets similar to the assets being purchased hereunder, (ii) has as its Purchaser Agent the Purchaser Agent of the assigning Conduit Purchaser, (iii) issues commercial paper or other Notes with credit ratings substantially comparable to the ratings of the assigning Conduit Purchaser and (iv) has been consented to by the Seller or (y) is a Committed Purchaser or Liquidity Provider for such Conduit Purchaser. Any assigning Conduit Purchaser shall deliver to any assignee a Transfer Supplement with any changes as have been approved by the parties thereto, duly executed by such Conduit Purchaser, assigning any portion of its interest in the Purchased Interest to its assignee. Such Conduit Purchaser shall promptly (i) notify each of the other parties hereto of such assignment and (ii) take all further action that the assignee reasonably requests in order to evidence the assignee’s right, title and interest in such interest in the Purchased Interest and to enable the assignee to exercise or enforce any rights of such Conduit Purchaser hereunder. Upon the assignment of any portion of its interest in the Purchased Interest, the assignee shall have all of the rights hereunder with respect to such interest (except that the Discount therefor shall thereafter accrue at the rate, determined with respect to the assigning Conduit Purchaser unless the Seller, the related Purchaser Agent and the assignee shall have agreed upon a different Discount).

(f) Certain Pledges. Without limiting the right of any Purchaser to sell or grant interests, security interests or participations to any Person as otherwise described in this Section 6.3, any Purchaser may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure its obligations as a Purchaser hereunder, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Purchaser from any of its obligations hereunder or substitute any such pledgee or assignee for such Purchaser as a party hereto.

(g) Register. The Administrator shall, acting solely for this purpose as an agent of the Seller, maintain at its address referred to on Schedule IV (or such other address determined by the Collateral Agent in its sole discretion with notice thereof to the Seller and each Funding Agent) a copy of each Assignment Agreement and Transfer Supplement delivered to and accepted by it hereunder and a register for the recordation of the names and addresses of the Purchasers, the Commitment of each Purchaser Group and the aggregate outstanding Capital (and stated interest, if any, thereon) of each Purchaser from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the parties hereto may treat each Person whose name is recorded in the Register as a Purchaser under this Agreement for all purposes hereof. The Register shall be available for inspection by the parties hereto at any reasonable times and from time to time upon reasonable prior notice.

Section 6.4 Costs, Expenses and Taxes. (a) Without limiting any of the Seller’s other obligations hereunder or under any other Transaction Document (including, without limitation, its obligations under Sections 1.5, 1.7, 1.8, 1.9 and 3.1 of this Agreement and under Section 1(e) of Exhibit IV of this Agreement), the Seller shall pay to the Administrator, each Purchaser Agent and each Purchaser on demand all costs and expenses (including, without limitation, rating agency fees and Attorney Costs) in connection with (i) the preparation, execution, delivery and administration of this Agreement or the other Transaction Documents and the other documents and agreements to be delivered hereunder and thereunder (and all reasonable costs and expenses in connection with any amendment, waiver or modification of any thereof), (ii) the sale of the Purchased Interest (or any portion thereof), (iii) the perfection (and continuation) of the Administrator’s rights in the Receivables, Collections and other Pool Assets, (iv) the enforcement by the Administrator, any Purchaser Agent or any member of any Purchaser Group of the obligations of the Seller, the Servicer or any Originator under the Transaction Documents or of any Obligor under a Receivable and (v) the maintenance by the Administrator of the Lock-Box Accounts (and any related lock-box or post office box), including Attorney Costs for the Administrator, the Purchaser Agents and the Purchasers relating to any of the foregoing or to advising the Administrator or any member of any Purchaser Group (including, any related Liquidity Provider or any other related Program Support Provider) about its rights and remedies under any Transaction Document or any other document, agreement or instrument related thereto and all costs and expenses (including Attorney Costs) of the Administrator, any Purchaser Agent and any Purchaser in connection with the enforcement or administration of the Transaction Documents or any other document, agreement or instrument related thereto. The Administrator and each member of a Purchaser Group agree, however, that unless a Termination Event has occurred and is continuing, the Seller shall be liable only for the fees, costs and expenses of legal counsel for the Administrator (which legal counsel may represent any or all of the Administrator and the Purchaser Groups and Liquidity Provider). The Seller shall, subject to the provisos in clause (e) of each of Sections 1 and 2 of Exhibit IV, reimburse the Administrator, each Purchaser Agent and each Purchaser for the cost of such Person’s auditors (which may be employees of such Person) auditing the books, records and procedures of the Seller or the Servicer.

(b) In addition, the Seller shall pay on demand any and all stamp, franchise and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and agrees to save each Indemnified Party and Affected Person harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Section 6.5 No Proceedings; Limitation on Payments. (a) Each of the Seller, TransDigm, the Servicer, the Administrator, the Purchaser Agents, the Purchasers, each assignee of the Purchased Interest or any interest therein, and each Person that enters into a commitment to purchase the Purchased Interest or interests therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by such Conduit Purchaser is paid in full.

(b) Each party hereto agrees that it will not institute against, or join any Person in instituting against, the Seller any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or any other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the Final Payout Date; provided that the Administrator may take any such action with the prior written consent of the Majority Purchaser Agents.

(c) Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit Purchaser shall or shall be obligated to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay the Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue Notes to refinance all outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all Notes are paid in full. Any amount which such Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or company obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above.

(d) The provisions of this Section 6.5 shall survive any termination of this Agreement.

Section 6.6 GOVERNING LAW AND JURISDICTION.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE EFFECT OF PERFECTION OR PRIORITY OF A SECURITY INTEREST, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 6.7 Confidentiality. Unless otherwise required by Applicable Law, each of the Seller and the Servicer agrees to maintain the confidentiality of this Agreement and the other Transaction Documents (and all drafts thereof) in communications with third parties and otherwise; provided, that this Agreement may be disclosed (a) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Administrator and each Purchaser Agent and (b) to the Seller’s and Servicer’s legal counsel and auditors if they agree to hold it confidential. Unless otherwise required by Applicable Law, the Administrator, the Purchaser Agents and the Purchasers agree to maintain the confidentiality of non-public financial information regarding the Seller, the Servicer and any Originator; provided, that such information may be disclosed (i) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality, (ii) to legal counsel and auditors of the Purchasers, the Purchaser Agents or the Administrator if they agree to hold it confidential, (iii) to any nationally recognized statistical rating organization, (iv) to any Program Support Provider or potential Program Support Provider (if they agree to hold it confidential), (v) to any placement agency placing the Notes, and (vi) to any regulatory authorities having jurisdiction over the Administrator, the Purchaser Agents, any Purchaser, any Program Support Provider or any Liquidity Provider.

Section 6.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

Section 6.9 Survival of Termination. The provisions of Sections 1.7, 1.8, 1.9, 3.1, 3.2, 6.4, 6.5, 6.6, 6.7, 6.10 and 6.15 shall survive any termination of this Agreement.

Section 6.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 6.11 Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Capital or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchaser in such recovery. If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 6.12 Right of Setoff. Each Purchaser is hereby authorized at any time during the continuance of a Termination Event (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).

Section 6.13 Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 6.14 Headings. The captions and headings of this Agreement and any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

Section 6.15 Purchaser Groups’ Liabilities. The obligations of each Purchaser Agent and each Purchaser under the Transaction Documents are solely the corporate obligations of such Person. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Administrator, any Purchaser Agent or any Purchaser, no claim may be made by the Seller or the Servicer or any other Person against the Administrator, any Purchaser Agent or any Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith; and each of Seller and Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 6.16 USA Patriot Act. Each of the Administrator and each of the Purchasers hereby notifies the Seller and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrator and the Purchasers may be required to obtain, verify and record information that identifies the Seller, the Servicer and the Performance Guarantor, which information includes the name, address, tax identification number and other information regarding the Seller, the Servicer and the Performance Guarantor that will allow the Administrator and the Purchasers to identify the Seller, the Servicer and the Performance Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Seller and the Servicer agrees to provide the Administrator and the Purchasers, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective signatories thereunto duly authorized, as of the date first above written.

THE SELLER:

TRANSDIGM RECEIVABLES LLC, as Seller

By:
Name:	Gregory Rufus
Title:	Secretary and Treasurer

TransDigm Receivables LLC

Receivables Purchase Agreement

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THE SERVICER:

TRANSDIGM INC., as Servicer

By:
Name:	Gregory Rufus
Title:	Executive Vice President, Chief Financial Officer and Secretary

TransDigm Receivables LLC

Receivables Purchase Agreement

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PNC BANK, NATIONAL ASSOCIATION’S PURCHASER GROUP:

PNC BANK, NATIONAL ASSOCIATION, as Purchaser Agent, as a Committed Purchaser and as Administrator

By:
Name:	Mark Falcione
Title:	Executive Vice President

Commitment: $225,000,000

Group Commitment: $225,000,000

TransDigm Receivables LLC

Receivables Purchase Agreement

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